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                                                                     EXHIBIT 20



                         [LETTERHEAD OF BORDEN, INC.]




                                                              September 19, 1994


Mr. Paul B. Kazarian
Managing Partner
Japonica Partners
30 Kennedy Plaza
Providence, Rhode Island  02903

Dear Mr. Kazarian:

          Your fax dated September 17th was received by us this morning. We note that, like all of your previous communications, it contains no proposal for Borden or its shareholders. Nonetheless, on the assumption that you have a proposal that in your view can be effected and will lead to maximizing the value of the Borden shares, representatives of Borden and its advisors are prepared to meet with you at the offices of our lawyers, Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, 33rd floor, New York, New York on Wednesday, September 21st, at 2:00 p.m. subject only to your agreement to appropriate confidentiality arrangements. We await your (or your counsel's) comments on the confidentiality letter we sent you.

                                          Very truly yours,


                                          /s/ Frank J. Tasco
                                          ------------------------
                                              Frank J. Tasco

cc:  Martin Nussbaum, Esq.